Exhibit 4.2

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of May 12, 2013, by and among Fox Factory Holding Corp., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”), Madison Capital Funding Co-Investment Fund LP, as assignee of Madison Capital Funding LLC, a Delaware limited liability company (“Madison”), and each of the investors listed on the signature page hereto (together with CODI and Madison, each an “Investor” and collectively the “Investors”).

WHEREAS, the Company and certain of the Investors are parties to that certain Registration Rights Agreement on January 4, 2008 (the “Prior Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

AGREEMENT

1.	Registration Rights.

1.1	Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of any investment in the Company.

“Common Stock” means and includes all shares of Common Stock, $0.001 par value, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Form S-3” shall mean such form under the Securities Act as in effect on the date of the Agreement, or any similar or successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in accordance with Section 1.10 hereof.

“Permitted Transferee” means, with respect to each Holder, (i) any other Holder, (ii) any Affiliate of such Holder, (iii) any direct or indirect manager, member or general or limited partner of such Holder (including, without limitation, any member of such Holder ), (iv) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Holder or any manager, general or limited partner of such Holder (collectively, “Holder Affiliates”), (v) any general partner, director, limited partner, officer or employee of any Holder Affiliate, or any spouse, lineal descendent (including lineal descendants by adoption), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (v) (collectively, “Holder Associates”), or (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general partners of which, consist of any one or more of such Holder, any general partner of such Holder, any Holder Affiliates, any Holder Associates, or such Holder’s spouse or lineal descendants (including lineal descendants by adoption); in each case to the extent such Person agrees in writing to be bound by the terms of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, and an unincorporated organization.

“Qualified Public Offering” means any public offering of the Common Stock, other than a registration relating solely to a transaction under Rule 145 or to an employee benefit plan of the Company.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities then outstanding” means the number of shares determined, from time to time, by calculating the total number of shares of the Common Stock that are Registrable Securities and that are either (i) then issued and outstanding, or (ii) issuable pursuant to then exercisable or convertible securities.

“Registrable Securities” means (i) any Common Stock held by any Person a party hereto, and (ii) any Common Stock issued or issuable to any Person a party hereto pursuant to any warrant, option or other security or pursuant to a stock dividend, combination, recapitalization, merger, consolidation or other reorganization; provided that with respect to any Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been transferred pursuant to Rule 144 or Rule 145, (c) such securities shall have been otherwise transferred to a Person that is not an Affiliate of the transferor, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company as part of such transfer and subsequent disposition of such securities shall not require registration of such securities under the Securities Act, (d) such securities may be distributed without volume limitation or other restrictions on transfer under Rule 144 or Rule 145 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144), or (e) such securities shall have ceased to be outstanding.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

“Rule 145” means Rule 145 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated January 4, 2008, among the Company and certain of its stockholders, as the same may be amended, restated or modified from time to time.

“underwriter” or “underwriters” shall have the meaning ascribed thereto in Section 2(a)(11) of the Securities Act, and the term “underwriting” shall include all sales made through the use of underwriters.

1.2     Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for its stockholders) any Common Stock or other securities of the Company under the Securities Act in connection with a Qualified Public Offering of such securities, the Company shall, at such time, promptly give each Holder written notice of such proposed registration (the “Notice”). Any Holder desiring to participate in such registration (a “piggyback” registration) shall, within twenty days after the date of the Notice, deliver written notice thereof to Company (the “Holder’s Notice”) setting forth the number of Registrable Securities such Holder desires to be registered. The Company shall, subject to the provisions of this Agreement, use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder of securities has requested to be registered. Notwithstanding the foregoing, the Company shall not be required to give the Notice with respect to the Company’s proposed registration of shares of Common Stock which the Company intends to pursue in 2013 on a Registration Statement on Form S-1 to be submitted and/or filed by the Company under the Securities Act (the “2013 Registration”), and only the Company, CODI, Madison and Robert C. Fox, Jr. shall be entitled to participate in the 2013 Registration (with the participation of CODI, Madison and Mr. Fox in the offering with respect to the shares in the 2013 Registration to be sold by the selling shareholders being determined pro rata in accordance with their respective ownership of outstanding shares in the Company). Except as provided in the previous sentence, the other terms and provisions of Sections 1.2 through 1.12 hereof shall apply to the 2013 Registration.

(b) The provisions of Section 1.2(a) shall not apply to any registration (i) on Form S-4 or Form S-8 or any successor forms thereto, (ii) for the sole purpose of a corporate reorganization, (iii) in which the only stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered, or (iv) on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.3    Right to Terminate Company Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 1.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8 hereof.

1.4    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Common Stock, the Company shall not be required under this Section 1.4 to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters) and, if requested, enter into an underwriting agreement and related documents in customary form with the underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities designated to be sold pursuant to the applicable notice to the Company or in such other proportions as shall mutually be agreed to by such selling Holders).

1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 180-day period shall be extended (unless the distribution contemplated in the registration statement has been completed) for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities of the Company); and (ii) in the case when the Company has agreed with respect to any registration of Registrable Securities on Form S-3 that securities will be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable

Securities are sold, provided that Rule 415 under the Securities Act, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (x) includes any prospectus required by Section 10(a)(3) of the Securities Act or (y) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (x) and (y) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish without charge to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities and securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable Blue Sky laws;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or when the registration statement becomes effective or in the event the SEC issues a stop order or other suspension of effectiveness or in the event of the suspension of the qualification for sale in any jurisdiction;

(g) use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a registration statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest practicable moment and to notify each Holder who holds Registrable Securities being sold (and, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(h) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or other regulated market on which similar securities issued by the Company are then listed;

(i) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(j) make available for inspection by each Holder, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees, consultants and advisors to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement and take such other usual and customary action as is reasonably requested by any Holder, including participating and assisting in any due diligence requested by a Holder.

1.6    Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the possible intended methods of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 at all times from and after 90 days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) The Company shall furnish to the Holders and to prospective purchasers of Registrable Securities, upon their request, the information required to be furnished pursuant to Rule 144 and Rule 144A(d)(4) under the Securities Act.

1.8    Expenses of Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to this Section 1, including, but not limited to, all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company (but excluding fees and disbursements of counsel for the Holders) shall be borne by the Company.

1.9    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Exchange Act (each an “indemnified party”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (arising out of any investigations, inquiries or actions whatsoever whether commenced or threatened in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any indemnified party in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such indemnified party; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any indemnified party, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have timely furnished any amendments or supplements thereto) was not sent or given by or on behalf of such indemnified party to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability, and if the Company shall have provided such prospectus sufficiently in advance to permit such delivery.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 1.9(b), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action, inquiry or investigation (including any governmental or regulatory action, inquiry or investigation), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party or another indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party or another indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent (but only to the extent) of the actual prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10    Assignment of Registration Rights. The right to participate in any proposed registration of Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a Permitted Transferee.

1.11    “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that if requested by the managing underwriter, without the prior written consent of the managing underwriter and provided that, and to the extent that, all stockholders with equal or greater percentage stock ownership and all officers and directors of the Company are subject to such provisions, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), it will not sell, make any short sale of, loan, grant an option for the purchase of, or otherwise dispose of any of their Registrable Securities without the prior written consent of the managing underwriter. This restriction shall terminate immediately upon the release or waiver of any stockholder subject to such market stand-off and is subject to the requirement that the managing underwriter undertake to and does give any Holder advance notice of such intended release or waiver in order to enable all such stockholders equal opportunity to act concurrently.

(b) The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(c) In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder and their assignees or transferees until the end of such period.

1.12    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1. In addition, notwithstanding any provision contained in this Agreement, the Company shall have absolute discretion with respect to all matters related to any registration, including, but not limited to, the decision to file a registration statement or to withdraw the same.

1.13    Demand Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders (or if Form S-3 is not permitted for such registration, then pursuant to a Form S-1 or any successor or similar registration statement (“Form S-1”)), including by means of a shelf registration pursuant to Rule 415 under the Securities Act, and the Company is then eligible to register the Common Stock on Form S-3 or Form S-1, as applicable, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that no such registration pursuant to this Section 1.13 shall be required: (1) to become effective prior to 90 days following the effective date of a Company initiated registration (other than a registration effected solely to qualify a Company employee benefit plan or a business combination pursuant to Rule 145); (2) unless the Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before deduction of any underwriters’ discounts or commissions) of at least $10,000,000 with respect to a registration on Form S-3 registration or $30,000,000 with respect to a registration on Form S-1; (3) to remain effective for a period exceeding 180 days from the effective date thereof; and (4) if, within the 12 month period preceding the date of such request, the Company has already effected two registrations for the Holders pursuant to this Section 1.13.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.13, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the Company, shall be borne by the Company (but excluding fees and disbursements of counsel for the Holders).

(d) Notwithstanding the provisions of Section 1.13(a)-(c) above, if any registration requested pursuant to this Section 1.13 is proposed to be effected on Form S-3 and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to file a registration statement on Form S-1 or to include in such registration statement information not required to be included pursuant to Form S-3, then the Company will file a registration statement on Form S-1 or supplement Form S-3 as reasonably requested by such managing underwriter.

(e) Notwithstanding the provisions of Section 1.13(a)-(d) above, if the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415 under the Securities Act, in respect of a registration pursuant to this Section 1.13 at any time would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company’s Board of Directors (after consultation with external legal counsel) (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement and (iii) would have a material adverse effect on the Company or its business or on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the Holders participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such registration statement; provided that the Company shall not be permitted to do so (a) more than two times during any consecutive 12-month period, (b) for a period exceeding 30 days on any one occasion or (c) for a period exceeding 60 days in any consecutive 12-month period. In the event the Company exercises its rights under the preceding sentence, such Holders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify such Holders of the expiration of any period during which it exercised its rights under this Section 1.13. The Company agrees that, in the event it exercises its rights under this Section 1.13(e), it shall, within 30 days following such Holders’ receipt of the notice of suspension, update the suspended registration statement as may be necessary to permit the Holders to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

1.14    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) the fifth anniversary of the date hereof or (b) the date on which the Holder no longer holds any Registrable Securities.

2.    Miscellaneous.

2.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2    Joinder. The Company may permit, with the prior written approval of CODI, any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof (the “Acquired Common”) to become a party to this Agreement and succeed to all of the rights and obligations of a “holder of Registrable Securities” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit A attached hereto, and upon execution and delivery of the joinder by such Person, such Person shall for all purposes be a “holder of Registrable Securities” under this Agreement with respect to the Acquired Common; provided, however, that no such consent shall be required with respect to any Person who receives Registrable Securities from a Person who was a party hereto on January 4, 2008 in a transfer which is in compliance with, and agrees to be bound by, the terms of the Stockholders’ Agreement (so long as the Stockholders’ Agreement remains in effect).

2.3    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without reference to the conflict of laws principles thereof.

2.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

2.5    Section Headings. The section headings contained used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.6    Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties as follows: if to the Company, in care of its Chief Financial Officer, at the Company’s principal office, with a copy to: Compass Group Management LLC, 61 Wilton Road, Westport, CT 06880, Attention: Counsel; and if to any Investor, to such Investor at his, her or its address now on file with the Company, or to such other address as any party may last have designated to the others by notice as provided herein.

2.7     Entire Agreement; Amendments and Waivers. This Agreement (including the documents and instruments referred to herein), and the agreements executed in connection herewith and contemplated thereby constitute the entire agreement and supersede any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, that, for so long as Madison holds Registrable Securities, then Sections 1.2, 1.9, 1.10 and 1.14 shall not be amended without the written consent of Madison; provided, further, that in any event, no amendment that materially adversely affects the rights of the Holders other than CODI and Madison shall be made without the prior written consent of a majority of the shares then held by such Holders other than CODI and Madison.

2.8    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

2.9    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

2.10    Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

2.11    Termination of Prior Agreement. This Agreement amends and restates the Prior Agreement in its entirety.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOX FACTORY HOLDING CORP.

By:	/s/ Zvi Glasman
Name:	Zvi Glasman
Title:	Chief Financial Officer

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Carrie W. Ryan
Name:	Carrie W. Ryan
Title:	Secretary

MADISON CAPITAL FUNDING CO-INVESTMENT FUND LP

By: MCF CO-INVESTMENT GP LP, its general partner

By: MCF CO-INVESTMENT GP LLC, its general partner

By: MADISON CAPITAL FUNDING LLC, its member

By:	/s/ Kevin Bolash
Name:	Kevin Bolash
Title:	Senior Vice President

[Signature Page to Amended and Restated Registration Rights Agreement
the Company, CODI and Madison]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Robert C. Fox, Jr. Robert C. Fox, Jr.	John Boulton

John Marking	Gary Finder

/s/ Mario Galasso Mario Galasso	Joseph Hagin

Wesley Allinger	Carl Nichols

Vulcan Holdings, Inc.

Jared Connell	By: /s/ Larry L. Enterline Name: Larry L. Enterline Title: Chief Executive Officer

David Haugen	/s/ Zvi Glasman Zvi Glasman

Christoph Ritzler	Mark Fitzsimmons

Kevan Chu	Andrew Laird

William Becker

[Signature Page to Amended and Restated Registration Rights Agreement- Investors]

EXHIBIT A

JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Registration Rights Agreement dated as of April     , 2013 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Fox Factory Holding Corp., a Delaware corporation (the “Company”), and the other persons named as parties therein.

By executing and delivering to the Company this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the terms and provisions of the Registration Rights Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the shares of capital stock of the Company held by the undersigned shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of                     , 20    .

Number of Shares:

By:
Name:
Print

Address:

Exhibit A